Exhibit 5

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

May 11, 2006

Javelin Pharmaceuticals, Inc. 130 West 42nd Street 12th Floor New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to Form SB-2 on a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration of (a) 14,636,378 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), and (b) up to 226,314 shares of Common Stock issuable upon exercise of warrants (the “Warrants”), which the Company had issued in various private placements (the “Private Placements”).

This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the Warrants; (iv) the agreements and documents relating to the Private Placements; (v) the resolutions adopted by the Board of Directors of the Company relating to the Private Placements and the filing of the Registration Statement; and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereafter expressed, we are of the opinion that:

(1)	The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(2)	The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued and are fully paid and non-assessable.

Javelin Pharmaceuticals, Inc.
May 11, 2006

(3)
The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

        Very truly yours,

        /s/ Thelen Reid & Priest LLP

        Thelen Reid & Priest LLP